FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1

NATIONSBANK REPORTED 26 PERCENT INCREASE IN NET INCOME TO $788 MILLION IN THIRD QUARTER 1997

CHARLOTTE, NC, October 14, 1997 -- NationsBank third-quarter net income increased 26 percent from the year-ago quarter to $788 million, or $1.11 per common share, reflecting growth in revenue, cost containment and the benefit from recent acquisitions.

"Diversified revenue streams and our disciplined attention to expense control have generated increased earnings for our company," said Hugh L. McColl Jr., chief executive officer.

"We look forward to leveraging our business strengths across a customer base expanded by the addition of Montgomery Securities and the pending merger with Barnett Banks," McColl added.

Net income for the first nine months of 1997 rose 30 percent to $2.26 billion, or $3.13 per common share. This compared to net income of $1.74 billion, or $2.91 per common share, in the first nine months of 1996. Excluding a merger-related charge in the first quarter of 1996, operating net income and earnings per share for the first nine months of 1996 were $1.82 billion and $3.04, respectively.

Third quarter 1997 results included the benefit of several acquisitions completed in 1996 and early 1997, primarily the acquisition of Boatmen's Bancshares, Inc. on January 7, 1997.

Earnings Highlights (third quarter 1997 compared to third quarter 1996 results)
-------------------
* Cash basis earnings (net income excluding amortization of intangibles) were $1.27 per common share, up 13 percent from $1.12 per share
*    Return on average tangible common shareholders' equity increased
     840 basis points to 32.0 percent, from 23.6 percent
* Noninterest income increased 38 percent to $1.22 billion driven by increases in all major categories
* The cash basis efficiency ratio improved to 52.0 percent from 54.6 percent, reflecting successful integration efforts and expense containment

Reported Earnings
-----------------
NationsBank earned $788 million in the third quarter of 1997. This represented a 26-percent increase over the $625 million earned in the third quarter 1996. Earnings per common share for the third quarter 1997 rose 5 percent to $1.11, from $1.06 in the year-ago quarter. Return on average common shareholders' equity was 15.9 percent in the third quarter 1997, down from 19.0 percent in the year-ago quarter, due primarily to the equity issued in the Boatmen's Bancshares, Inc. acquisition.

Cash Basis Earnings
-------------------
Cash basis earnings increased 37 percent to $899 million in the third quarter of 1997, or $1.27 per common share. This compared to $658 million, or $1.12 per common share, in the third quarter 1996. The return on average tangible common shareholders' equity rose to 32.0 percent in the third quarter 1997, from 23.6 percent in the year-ago quarter.

Net Interest Income
-------------------
In the third quarter of 1997, taxable-equivalent net interest income increased 24 percent to $2 billion compared to third quarter 1996. The growth was achieved through a 21-percent increase in average loans and leases and an 11-basis-point expansion in the net interest yield. The improvement in the net interest yield to 3.80 percent from 3.69 percent was primarily the result of the improved contribution of the securities portfolios and deposit expense management efforts.

Noninterest Income
------------------
Noninterest income rose 38 percent to $1.22 billion in the third quarter of 1997. This growth was attributable to higher levels of income from virtually all areas, including deposit accounts, asset management and fiduciary service fees, trading, investment banking and a gain on the sale of a credit card portfolio.

Efficiency
----------
In the third quarter of 1997, the cash basis efficiency ratio improved approximately 260 basis points to 52.0 percent, compared to 54.6 percent in the third quarter 1996. Including the amortization of intangibles, the efficiency ratio was 55.5 percent in the third quarter 1997 compared to 55.9 percent in 1996.

Credit Quality
--------------
Total nonperforming assets were $1.27 billion on September 30, 1997, or .91 percent of net loans, leases and factored receivables and other real estate owned, compared to .93 percent of net levels on September 30, 1996. The allowance for credit losses totaled $2.78 billion at quarter-end, equaling 252 percent of nonperforming loans, compared to $2.32 billion, or 236 percent, one year earlier. In the third quarter of 1997, provision for credit losses was $190 million. Net charge-offs for the quarter were $199 million or .53 percent of average net loans, leases and factored receivables, compared to .44 percent in the third quarter 1996.

Capital Strength
----------------
Total shareholders' equity was $20.32 billion on September 30, 1997. This represented 8.38 percent of period-end assets, compared to 7.09 percent at September 30, 1996. Book value per common share rose 26 percent to $28.73 at the end of the third quarter 1997 from third quarter 1996.

NationsBank Corporation, headquartered in Charlotte, N.C., is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. NationsBank has primary retail and commercial banking operations in 16 states and the District of Columbia. As of September 30, 1997, NationsBank had total assets of $242 billion.

NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS

                                        THREE MONTHS        NINE MONTHS
                                    ENDED SEPTEMBER 30  ENDED SEPTEMBER 30
                                       1997      1996     1997     1996(1)
                                    --------------------------------------
    FINANCIAL SUMMARY
    (In millions except per-share data)

    Net income                         $788      $625    $2,259   $1,743
     Earnings per common share         1.11      1.06      3.13     2.91
     Fully diluted earnings
      per common share                 1.08      1.05      3.04     2.87
    Cash basis earnings (2)             899       658     2,582    1,834
     Cash basis earnings per share     1.27      1.12      3.58     3.06
     Cash basis fully diluted
     earnings per share                1.23      1.11      3.48     3.02
    Average common shares issued    708.278   585.266   719.489  595.545
    Average fully diluted common
     shares issued                  728.373   596.135   741.455  606.154
    Price per share of common
     stock at period end           $61.8750  $43.4375  $61.8750 $43.4375
    Common dividends paid               232       169       714      518
    Common dividends paid per share     .33       .29       .99      .87
    Preferred dividends paid              2         3         9       11

    EARNINGS SUMMARY
    (Taxable-equivalent in millions)

    Net interest income              $2,001    $1,616    $5,996   $4,811
    Provision for credit losses        (190)     (145)     (570)    (455)
    Gains on sales of securities         19        26        91       34
    Noninterest income                1,224       886     3,502    2,688
    Other real estate owned expense      (5)       (6)       (7)     (13)
    Noninterest expense              (1,788)   (1,400)   (5,396)  (4,317)

    Income before income taxes         1,261      977     3,616    2,748
    Income taxes - including
     FTE adjustment*                     473      352     1,357    1,005
    Net income                          $788     $625    $2,259   $1,743

    *FTE adjustment                     $29       $21       $86      $72

    AVERAGE BALANCE SHEET SUMMARY
    (In billions)

    Loans and leases, net          $146.536  $121.197  $147.109 $122.729
    Managed loans and leases, net   151.929   126.666   152.521  126.662
    Securities held for investment    1.424     3.173     1.662    3.730
    Securities available for sale    24.625    16.388    22.086   19.227
    Total securities                 26.049    19.561    23.748   22.957
    Earning assets                  209.678   174.299   208.846  179.465
    Total assets                    241.867   197.923   241.526  203.093
    Noninterest-bearing deposits     31.901    24.190    31.185   24.000
    Interest-bearing deposits       100.750    83.525   102.902   84.200
    Total deposits                  132.651   107.715   134.087  108.200
    Shareholders' equity             19.678    13.133    20.126   13.276
    Common shareholders' equity      19.619    13.014    20.013   13.163


    OTHER FINANCIAL DATA

    Net interest yield                 3.80%     3.69%     3.84%    3.58%
    Return on average assets           1.29      1.26      1.25     1.15
    Return on average
     tangible assets                   1.53      1.34      1.48     1.22
    Return on average common
     shareholders' equity             15.91     19.00     15.03    17.58
    Return on average tangible
     common shareholders' equity      31.96     23.56     29.55    21.56
    Total equity to assets ratio
     (period-end)                      8.38      7.09      8.38     7.09
    Gross charge-offs (in millions)    $283      $194      $793     $628
    Net charge-offs (in millions)       199       135       567      447
     % of average loans, leases and
     factored accounts receivable, net  .53%      .44%      .51%     .48%
    Managed credit card net charge-offs
     as a % of average managed credit
     card receivables                  6.74%     4.67%     6.36%    4.29%
    Efficiency ratio                  55.47     55.92     56.82    55.97
    Cash basis efficiency ratio       52.04     54.63     53.42    54.75

    (1) 1996 results included a merger-related charge of $118 million($77 million, net of tax, or $.13 per common share).
    (2) Cash basis earnings equal net income excluding amortization of intangibles.

                                                    SEPTEMBER 30
                                                   1997      1996
                                                 ------------------
    BALANCE SHEET SUMMARY
    (In billions)

    Loans and leases, net                        $138.352  $120.829
    Securities held for investment                  1.301     3.035
    Securities available for sale                  34.239    13.334
    Total securities                               35.540    16.369
    Earning assets                                212.176   167.284
    Factored accounts receivable                    1.230     1.249
    Mortgage servicing rights                       1.186      .944
    Goodwill, core deposit and
     other intangibles                              8.404     2.002
    Total assets                                  242.437   187.671

    Noninterest-bearing deposits                   33.010    25.990
    Interest-bearing deposits                      97.437    82.142
    Total deposits                                130.447   108.132
    Shareholders' equity                           20.317    13.304
    Common shareholders' equity                    20.262    13.186
     Per common share (not in billions)             28.73     22.88

    Risk-based capital
     Tier 1 capital                               $13.451   $11.128
     Tier 1 capital ratio                            7.00%     7.05%
     Total capital                                $22.221   $19.031
     Total capital ratio                            11.56%    12.05%

    Leverage ratio                                   6.16%     6.30%

    Common shares issued (in millions)            705.348   576.224

    Allowance for credit losses                    $2.783    $2.319
    Allowance for credit losses
     as % of net loans, leases
     and factored accounts receivable                1.99%     1.90%
    Allowance for credit losses
     as % of nonperforming loans                   251.74    235.64
    Nonperforming loans                            $1.106     $.984
    Nonperforming assets                            1.266     1.135
    Nonperforming assets as % of:
     Total assets                                     .52%      .61%
     Net loans, leases, factored accounts
      receivable and other real estate owned          .91%      .93%
    OTHER DATA

    Full-time equivalent headcount                 78,097    63,142
    Banking centers                                 2,583     1,980
    ATMs                                            6,052     3,609


    BUSINESS UNIT RESULTS - Three months ended September 30, 1997
    (in millions)

                         General Bank   Global Finance   Financial Services
                         ------------   --------------   ------------------
    Total revenue         $2,389  75%      $628  20%          $174   5%
    Net income               530  67%       196  24%            35   4%
    Return on average
     tangible equity          32%            18%                14%
    Average loans and
     leases, net         $94,882  65%   $43,527  30%        $8,698   5%